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As filed with the Securities and Exchange Commission on May 24, 2002

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

PERFICIENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	7371	74-2853258
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7600-B North Capital of Texas Highway
Austin, Texas 78731
(512) 531-6000
(Address and telephone number of registrant's principal executive offices)

John T. McDonald
7600-B North Capital of Texas Highway
Austin, Texas 78731
(512) 531-6000
(Name, address, and telephone number of agent for service)

Copies to:
Jeffrey A. Baumel, Esq.
McCarter & English, LLP
Four Gateway Center
100 Mulberry Street
Newark, New Jersey 07101-0652
(973) 622-4444

        Approximate date of commencement of proposed sale of the securities to the public: As promptly as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(3)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $.001 par value per share	2,976,000	$1.21	$3,809,280	$351

(1)
All of the shares of our common stock being registered hereby are being offered for the account of selling stockholders who acquired such shares from us in private transactions. No other shares of our common stock are being registered pursuant to this offering.
(2)
Estimated in accordance with Rule 457(c) solely for the purposes of calculating the registration fee, based on $1.28 per share the closing price per share of the Registrant's Common Stock as reported on The Nasdaq SmallCap Market on May 22, 2002.
(3)
Includes 992,000 shares issuable upon exercise of common stock purchase warrants. Pursuant to Rule 416 of the Act, there are also being registered hereunder such additional shares as may be issued to the selling stockholders because of future stock dividends, stock distributions, stock splits or similar capital requirements.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED MAY 24, 2002

PERFICIENT, INC.

2,976,000 SHARES OF COMMON STOCK

        Certain of our stockholders (the "Selling Stockholders") wish to sell up to 2,976,000 shares of our common stock, $.001 par value, under this prospectus including up to 1,984,000 shares that may be issued upon the conversion of Series A Convertible Preferred Stock and up to 992,000 shares that such Selling Stockholders may purchase from us upon the exercise of Common Stock Purchase Warrants (the "Warrants"). See "Selling Stockholders and Plan of Distribution." Our common stock is listed on the Nasdaq SmallCap Market System under the symbol "PRFT" and on the Boston Stock Exchange under the symbol "PRFT". On May 22, 2002, the last reported sale price of our common stock on the Nasdaq SmallCap Market was $1.28 per share.

        Our common stock being offered through this prospectus may be offered from time to time by the Selling Stockholders through ordinary brokerage transactions in the over-the-counter markets, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. We will receive proceeds from the exercise by the Selling Stockholders of the Warrants. See "Selling Stockholders and Plan of Distribution."

        Investing in our common stock involves risks. Please read the "Risk Factors" section beginning on page 4 to read about certain risks that you should consider before buying shares of our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THE DATE OF THIS PROSPECTUS IS MAY            , 2002

SUMMARY

        You should read this summary together with the more detailed information, including our financial statements and related notes, appearing elsewhere in this prospectus. In this prospectus, "we", "us", and "our" refer to Perficient, Inc. and its subsidiaries unless the context requires otherwise.

PERFICIENT

        Perficient is an eBusiness solutions provider to large and major midsize companies and Internet software vendors. We enable our clients and partners to optimize profitability and strengthen customer relationships through reliable, quick-to-market eBusiness solutions. We provide a broad range of end-to-end business and technology solutions with a focus on serving the financial services, healthcare, technology and energy industries.

RECENT DEVELOPMENTS

ACQUISITION OF PRIMARY WEBWORKS, INC., D/B/A VERTECON, INC. On April 26, 2002, we consummated the acquisition of Primary Webworks, Inc. d/b/a Vertecon, Inc. ("Vertecon"), a Missouri corporation, through the merger of Vertecon with and into our wholly owned subsidiary, Perficient Vertecon, Inc., a Delaware corporation. Perficient Vertecon, Inc. is the surviving corporation to the merger. Vertecon was a St. Louis based eBusiness Solutions provider that used advanced technology solutions to create competitive business advantages for its clients. Vertecon provided its customers with comprehensive solutions across the e-Business life cycle, including strategy, architecture, design, development and implementation services. Vertecon employed approximately 40 professionals from its St. Louis office. Its partners include IBM, Microsoft, DIGEX, Stellant, Oracle and Sun. We acquired Vertecon for an aggregate purchase price of approximately $3,383,000, subject to certain post-closing adjustments. The purchase price consists of 1,994,586 shares of our common stock (of which approximately 551,985 shares are being held in escrow for disposition by the escrow agent in accordance with the terms of the Agreement and Plan of Merger (the "Vertecon Merger Agreement"), dated September 30, 2001 by and among Perficient, Inc. Vertecon, Perficient Vertecon, Inc. and certain shareholders of Vertecon), the assumption of outstanding Vertecon options to and direct acquisition costs.

ACQUISITION OF JAVELIN SOLUTIONS, INC. On April 26, 2002, we consummated the acquisition of Javelin Solutions, Inc. ("Javelin"), a Minnesota "S" corporation, through the merger of Javelin with and into our wholly owned subsidiary, Perficient Javelin, Inc., a Delaware corporation. Perficient Javelin, Inc. is the surviving corporation to the merger. Javelin Solutions, Inc. was a Minneapolis-based professional services firm providing eBusiness strategy consulting, application design, implementation and integration services to large and major midsize companies. Javelin helped its clients define eBusiness strategies to improve their competitive position and business efficiency and would then design, architect, develop and implement solutions to execute those strategies. Javelin would seek to solve complex eBusiness challenges and create solutions that provided its clients with significant competitive advantages. Javelin offered a full range of integrated services consisting of strategic consulting, design of information architectures, and the creation, customization and implementation of software applications. Javelin also provided consulting services to help clients address security issues and web hosting decisions. As part of these services, Javelin provided application management services for its clients. Javelin employed more than 45 professionals from its Minnesota facilities. Its partners include IBM, Art Technology Group and BEA Systems, Inc. We acquired Javelin for an aggregate purchase price of approximately $5,772,000, subject to certain post-closing adjustments. The purchase price consists of 2,216,255 shares of our common stock (of which approximately 1,108,127 shares are being held in escrow for disposition by the escrow agent in accordance with the terms of the Agreement and Plan of Merger (the "Javelin Merger Agreement"), dated October 26, 2001, by and among Perficient, Inc. Javelin, Perficient Javelin, Inc. and the shareholders of Javelin) $1,500,000 in non-interest bearing promissory notes, the assumption of outstanding Javelin options and direct acquisition costs. A portion of these notes with an aggregate principal amount of $1,000,000 (subject to reduction based on defined working capital requirements of Javelin at closing) are payable in four equal annual installments. In addition, notes with an aggregate principal amount of $500,000 (all unpaid installments of these notes issued to certain employee shareholders are subject to forfeiture upon the termination of such employee shareholder for any reason during the two year period following the closing) are payable in eight quarterly installments.

PRIVATE PLACEMENT As of December 21, 2001, we sold to the Selling Stockholders 1,984,000 shares of our Series A Convertible Preferred Stock, par value $0.001 per share, for a purchase price of $1.00 per share, for gross proceeds of $1,984,000. We are using the proceeds from the sale of the Series A Preferred Stock to strengthen our working capital position, for other corporate purposes and to further accelerate our previously announced acquisition program. Each share of Series A Preferred Stock is initially convertible into one share of our common stock, par value $0.001 per share, at the election of the holder, based on a conversion ratio as defined in the agreement, initially set at $1 and adjusted from time to time based on certain anti-dilution provisions. We have also issued Warrants to purchase 992,000 shares of our common stock in connection with this sale of Series A Preferred Stock. For every two shares of Series A Preferred Stock purchased by an investor, such investor received a Warrant to purchase one share of our common stock at an initial exercise price of $2.00 per share of common stock. In addition, we entered into Registration Rights Agreements with each of the purchasers pursuant to which we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock issuable upon the conversion of the Series A Preferred Stock (and exercise of the Warrants) sold in the private placement. Each share of Series A preferred stock will have voting rights equal to the number of shares of common stock into which the preferred stock could then be converted. The Series A preferred stock will accrue dividends at an annual rate per share equal to $1.00 multiplied by the prime rate plus 150 basis points. Accrued dividends on the Series A preferred stock totaled approximately $29,000 as of March 31, 2002.

THE OFFERING

Shares of common stock offered	2,976,000
Use of proceeds
We will not be receiving any proceeds from this offering. We may receive $1,984,000 upon the exercise of the Warrants, which would be used by us for working capital. Certain selling stockholders may wish to sell shares of our common stock that they acquired upon conversion of the Series A Preferred Stock that they acquired from our company in a private placement of our Series A Preferred Stock.
Nasdaq SmallCap Market Symbol	PRFT
Boston Stock Exchange Symbol	PRFT

SUMMARY FINANCIAL INFORMATION

        The following table summarizes the financial data for our business:

	Period from September 17, 1997 (Inception) through December 31, 1997					Three Months Ended March 31,
		Year ended December 31,
		1998	1999	2000	2001	2001	2002
	(in thousands, except per share data)
Revenue	$—	$826	$3,155	$23,373	$23,538	$7,356	$3,890
Less project expenses	—	(133)	(507)	(3,409)	(3,121)	(955)	(458)

Net revenue	—	693	2,648	19,964	20,417	6,401	3,432
Cost of revenue	—	268	1,034	9,931	11,879	3,546	1,993

Gross margin	—	425	1,614	10,033	8,538	2,855	1,439
Selling, general and administrative	19	357	2,198	10,580	8,833	2,637	1,545
Stock compensation	—	—	956	76	664	30	51
Intangibles amortization	—	—	—	12,942	15,312	4,881	287
Impairment charge	—	—	—	—	26,798	—	—
Restructuring	—	—	—	—	643	289	43
Other	—	—	—	—	123	123	—

Income (loss) from operations	(19)	68	(1,540)	(13,565)	(43,835)	(5,105)	(487)
Interest income (expense), net	—	—	114	113	(91)	(43)	(12)
Other income (expense), net	—	—	—	—	(2)	—	—

Income (loss) before income taxes	(19)	68	(1,426)	(13,452)	(43,928)	(5,148)	(499)
Provision (benefit) for income taxes	(7)	28	(21)	175	(42)	—	—

Net income (loss)	(12)	40	(1,405)	(13,627)	(43,886)	(5,148)	(499)
Beneficial conversion charge on Series A preferred stock	—	—	—	—	—	—	(1,180)
Accretion of dividends on Series A preferred stock	—	—	—	—	—	—	(29)

Net income (loss) available to common stockholders	$(12)	$40	$(1,405)	$(13,627)	$(43,886)	$(5,148)	$(1,708)

Net income (loss) per share:
Basic and diluted	$(0.01)	$0.02	$(0.47)	$(2.96)	$(7.46)	$(0.99)	$(0.27)

Shares used in computing net income (loss) per share	1,000	1,874	3,001	4,606	5,882	5,197	6,297

(1)
Shares used in computing basic income per share for 1998 are 1,750,000.

        The following table summarizes our balance sheet:

	As of December 31,					As of March 31, 2002
	1997	1998	1999	2000	2001
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$21	$23	$5,819	$842	$1,412	$701
Working capital	21	137	6,171	3,374	2,494	2,877
Total assets	38	230	6,616	54,615	9,118	8,580
Long-term debt and capital lease obligation, less current portion	—	—	—	80	8	3
Stockholders' equity	38	178	6,252	49,974	6,836	7,072

Our Offices

        Our principal executive offices are located at 7600-B North Capital of Texas Highway, Suite 340, Austin, Texas 78731, and our telephone number is (512) 531-6000. Our Internet address is www.perficient.com. The information on our Web site is not incorporated by reference into, and does not constitute part of, this prospectus.

Trademarks

        The name "Perficient" and the Perficient logo are our trademarks. All other trademarks, trade names or service marks appearing in this prospectus belong to other companies.

RISK FACTORS

        An investment in shares of our common stock involves a high degree of risk and should not be made by persons who cannot afford the loss of their entire investment. Prospective investors, prior to making an investment decision, should consider carefully, in addition to the other information contained in this Prospectus and the documents and filings incorporated by reference into this Prospectus (including financial statements and notes thereto), the following factors. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this Prospectus.

        In addition to considering risks that our inherent to our business, prospective investors should also consider carefully additional risks that are associated with our acquisition by way of merger of Primary Webworks, Inc. d/b/a Vertecon, Inc. ("Vertecon"), a Missouri corporation (the "Vertecon Merger"), and our acquisition by way of merger of Javelin Solutions, Inc. ("Javelin"), a Minnesota "S" corporation (the "Javelin Merger"), which were both completed on April 26, 2002.

Risks Specific to Our Business

We have incurred losses during most of the quarters during which we have been in business and we expect to incur losses in the future.

        We have incurred operating losses in most of the quarters during which we have been in business and as a result, we have a retained deficit of $59,390,135 as of March 31, 2002. As a result of the acquisitions that we recently completed, we recorded a substantial amount of goodwill. During the quarter ended September 30, 2001, we recorded an approximate $27 million impairment charge to write down the carrying value of our goodwill, as a result of factors including, but not limited to, the general decline in the valuation of service companies and the decline in demand for Information Technology services. We cannot assure you of any operating results. In future quarters, our operating results may not meet public market analysts' and investors' expectations. If that happens, the price of our common stock will likely fall. If we achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. You should not view our historical growth rates as indicative of our future revenues.

We have a limited number of customers. The loss of sales to IBM would materially harm our business.

        We have arrangements with a limited number of customers. IBM accounted for 37% of our revenue during the year ended December 31, 2001 and 41% during the three months ended March 31, 2002. Any termination of our relationship with, or significant reduction or modification of the services we perform for, IBM would have a material adverse effect on our business, operating results and financial condition.

Concentration of Credit Risk—IBM represented 31% of our accounts receivable as of December 31, 2001

        Amount owed to us by IBM represented 31% of our accounts receivable, or $913,000, as of December 31, 2001 and 29% of our accounts receivable, or $959,000, as of March 31, 2002. Failure of IBM to pay that amount would have a material adverse effect on our working capital, cash position, business, operating results and financial condition. However, IBM has a strong historical payment record with Perficient. We believe that the risk is also mitigated because the accounts receivable are spread out over numerous end-user projects.

IBM may terminate its agreement with us or reduce substantially its obligations to use our services.

        IBM has the right to reduce by up to one-third the minimum amount of our services contemplated by our agreement over any 60-day period. In addition, IBM may terminate the agreement on four month's notice. Any termination of our agreement with IBM or a reduction of the services performed pursuant to this agreement would have an adverse effect on our business, operating results and financial condition.

Our customers may not be obligated to use our services.

        Our contracts with some of our customers do not obligate them to use our services. A customer may choose at any time to use another consulting firm or to perform the services we provide through internal resources. Termination of a relationship with certain customers, or the decision of such customers to employ other consulting firms or perform services in-house, could materially harm our business.

Our quarterly operating results will be volatile and may cause our stock price to fluctuate.

        A high percentage of our operating expenses, particularly personnel and rent, are fixed in advance of any particular quarter. As a result, if we experience unanticipated changes in the number or nature of our projects or in our employee utilization rates, we could experience large variations in quarterly operating results and losses in any particular quarter. Due to these factors, we believe you should not compare our quarter-to-quarter operating results to predict our future performance.

        Our quarterly revenue, expenses and operating results have varied significantly in the past and are likely to vary significantly in the future. These quarterly fluctuations have been and will continue to be affected by a number of factors, including:

  •
  the loss of a significant customer or project;

  •
  the number and types of projects that we undertake;

  •
  our ability to attract, train and retain skilled management and technology professionals;

  •
  seasonal variations in spending patterns;

  •
  our employee utilization rates, including our ability to transition our technology professionals from one project to another;

  •
  changes in our pricing policies;

  •
  our ability to manage costs; and

  •
  costs related to acquisitions of other businesses.

        In addition, many factors affecting our operating results are outside of our control, such as:

  •
  demand for Internet software;

  •
  end-user customer budget cycles;

  •
  changes in end-user customers' desire for our partners' products and our services;

  •
  pricing changes in our industry;

  •
  government regulation and legal developments regarding the use of the Internet; and

  •
  general economic conditions.

        Although we have limited historical financial data, we expect that we will experience seasonal fluctuations in revenues. We expect that revenues in the quarter ending December 31 will typically be lower than in other quarters because there are fewer billable days in this quarter as a result of vacations and holidays. This seasonal trend may materially affect our quarter-to-quarter operating results.

We may not be able to attract and retain technology professionals, which could affect our ability to compete effectively.

        Our business is labor intensive. Accordingly, our success depends in large part upon our ability to attract, train, retain, motivate, manage and utilize highly skilled technology professionals. Additionally, our technology professionals are at-will employees with no restrictions on their ability to work for our competitors. Any inability to attract, train and retain highly skilled technology professionals would impair our ability to adequately manage, staff and utilize our existing projects and to bid for or obtain new projects, which in turn would adversely affect our operating results.

Our gross margins are subject to fluctuations as a result of variances in utilization rates.

        Our gross margins are affected by trends in the utilization rate of our professionals, defined as the percentage of: our professionals' time billed to customers divided by the total available hours in a period. Our operating expenses, including employee salaries, rent and administrative expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated variations in the number or size of projects in process. If a project ends earlier than scheduled, we may need to redeploy our project personnel. Any resulting non-billable time may adversely affect our gross margins. The absence of long-term contracts and the need for new partners and business create an uncertain revenue stream, which could negatively affect our financial condition.

Our success will depend on retaining our senior management team and key technical personnel.

        We believe that our success will depend on retaining our senior management team, key technical personnel and our Chief Executive Officer, John T. McDonald. This dependence is particularly important in our business, because personal relationships are a critical element of obtaining and maintaining our partners. If any of these people stop working for us, our level of management, technical, marketing and sales expertise could significantly diminish. These people would be difficult to replace, and losing them could seriously harm our business.

        We may not be able to prevent key personnel, who may leave our employ in the future, from disclosing or using our technical knowledge, practices or procedures. One or more of our key personnel may resign and join a competitor or form a competing company. As a result, we might lose existing or potential clients.

We may not grow, or we may be unable to manage our growth.

        Our success will depend on our ability to increase the number of our partners, end-user customers and our teams of technology professionals. However, we may not grow as planned or at all. Many of our competitors have longer operating histories, more established reputations and potential partner and end-user customer relationships and greater financial, technical and marketing resources than we do. If we continue to grow, our growth will place significant strains on our management, personnel and other resources. For example, it will be difficult to manage technology professionals who will be widely dispersed around the country. Additionally, our success may depend on the effective integration of acquired businesses. This integration, even if successful, may be expensive and time-consuming and could strain our resources. If we are unable to manage our growth effectively, this inability will adversely affect the quality of our services and our ability to retain key personnel, and could materially harm our business.

Our operations in Europe expose us to certain risks related to international operations.

        In 1999, we opened an office in London. During the year ended December 31, 2001, our London operations accounted for 7% of our revenue for the three months ended March 31, 2002 accounted for 18% of our revenue. Risks inherent in our international business activities include the fluctuation of currency exchange rates, recessions in foreign economies, political and economic instability, reductions in business activity during the summer months in Europe, various and changing regulatory requirements, increased sales and marketing expenses, difficulty in staffing and managing foreign operations, potentially adverse taxes, complex foreign laws and treaties and the possibility of difficulty in accounts receivable collections. Further, we have minimal experience in managing international offices and limited experience in marketing services to international clients. Revenues from our international offices may prove inadequate to cover the expenses of such offices and marketing to international clients. There can be no assurance that any of these factors will not have a material adverse effect on our business, financial condition and results of operations.

We face risks associated with finding and integrating acquisitions.

        We have made three acquisitions during 2000 and we have also recently completed the acquisitions of Vertecon and Javelin in April 2002. We may continue to expand our technological expertise and geographical presence through selective acquisitions. Any acquisitions or investments we make in the future will involve risks. We may not be able to make acquisitions or investments on commercially acceptable terms. If we do buy a company, we could have difficulty retaining and assimilating that company's personnel. In addition, we could have difficulty assimilating acquired products, services or technologies into our operations and retaining the customers of that company. Our operating results may be adversely affected by increased intangibles amortization, stock compensation expense and increased compensation expense attributable to newly hired employees. Furthermore, our management's attention may be diverted from other aspects of our business and our reputation may be harmed if an acquired company performs poorly. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and materially and adversely affect our results of operations. Furthermore, we may incur debt or issue equity securities to pay for any future acquisitions. If we issue equity securities, your ownership share of our common stock will be reduced.

Risks Relating to Our Industry

The Internet services market demand is subject to uncertainty.

        The market for Internet services is relatively new and is evolving rapidly. Our future growth is dependent upon our ability to provide strategic Internet services that are accepted by our end-user customers. Demand and market acceptance for recently introduced services are subject to a high level of uncertainty. The level of demand and acceptance of strategic Internet services is dependent upon a number of factors, including:

  •
  the growth in consumer access to and acceptance of new interactive technologies such as the Internet;

  •
  companies adopting Internet-based business models; and

  •
  the development of technologies that facilitate two-way communication between companies and targeted audiences.

        Significant issues concerning the commercial use of these technologies include security, reliability, cost, ease of use and quality of service. These issues remain unresolved and may inhibit the growth of Internet business solutions providers that utilize these technologies.

Our business will suffer if we do not keep up with rapid technological change, evolving industry standards or changing partner requirements.

        Rapidly changing technology, evolving industry standards and changing partner needs are common in the Internet professional services market. Accordingly, our success will depend, in part, on our ability to:

  •
  continue to develop our technology expertise;

  •
  enhance our current services;

  •
  develop new services that meet changing partner and end-user customer needs;

  •
  advertise and market our services; and

  •
  influence and respond to emerging industry standards and other technological changes.

        We must accomplish all of these tasks in a timely and cost-effective manner. We might not succeed in effectively doing any of these tasks, and our failure to succeed could have a material and adverse effect on our business, financial condition or results of operations.

        We may also incur substantial costs to keep up with changes surrounding the Internet. Unresolved critical issues concerning the commercial use and government regulation of the Internet include the following:

  •
  security;

  •
  cost and ease of Internet access;

  •
  intellectual property ownership;

  •
  privacy;

  •
  taxation; and

  •
  liability issues.

        Any costs we incur because of these factors could materially and adversely affect our business, financial condition and results of operations.

Our market is highly competitive and has low barriers to entry.

        The market for Internet professional services is relatively new, intensely competitive, rapidly evolving and subject to rapid technological change. In addition, there are relatively low barriers to entry into this market. Because of the rapid changes to, and volatility in, the Internet software and service industry, many well-capitalized companies that may have chosen sectors of the industry that are not competitive with our business, including some of our partners, may refocus their activities and resources. As a result, they could deploy their resources and enter into a business that is competitive with ours. In addition, with consolidation in the Internet software and service industry, many software developers that may have become our partners could acquire or develop the capabilities of performing our services for themselves or merge with our competitors.

        Our current competitors include:

  •
  in-house information technology and professional services and support departments of software companies;

  •
  systems integrators, such as Cambridge Technology Partners, Cysive Inc., Sapient Corporation, Scient Corporation, CBridge, Viant Corporation;

  •
  large consulting firms, such as Accenture and the consulting arms of the large accounting firms; and

  •
  information technology staffing firms, such as Keane, Inc. and Renaissance Worldwide.

        Many of our current and potential competitors have longer operating histories, more established reputations and potential partner relationships and greater financial, technical, industry and marketing resources than we do. This may place us at a disadvantage to our competitors.

Risks Relating to Ownership of Our Stock

        We are, and will continue to be, controlled by our officers and directors, which could result in us taking actions that other stockholders do not approve.

        Our executive officers, directors and existing 5% and greater stockholders beneficially own or control greater than 40% of the voting power of our common stock. This concentration of ownership of our common stock may make it difficult for other Perficient stockholders to successfully approve or defeat matters which may be submitted for action by our stockholders. It may also have the effect of delaying, deterring or preventing a change in control of our company. In addition, sales of our common stock by the former Compete stockholders, and if the mergers are consummated, former Vertecon and Javelin stockholders, to a third party may result in a change of control of our company.

It may be difficult for another company to acquire us, and this could depress our stock price.

        Provisions of our certificate of incorporation, by-laws and Delaware law could make it difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. In addition, under our agreement with IBM, we have granted IBM a right of first refusal with respect to any transaction with a company that has a substantial portion of its business in the web application server product and services market, other than a systems integrator or professional services firm. As a result, a potential acquirer may be discouraged from making an offer to buy us.

We may need additional capital in the future, which may not be available to us. The raising of any additional capital may dilute your ownership in our stock.

        We believe the cash requirements of integrating and operating Vertecon and Javelin will increase our near term capital requirements by approximately $1.5 million. We believe our existing line of credit, along with our recent $1.9 million preferred stock offering, should provide sufficient resources to satisfy our near term capital requirements. However, while we do not see an immediate need, in the future we may need to raise additional funds through public or private debt or equity financing in order to:

  •
  take advantage of opportunities, including more rapid expansion or acquisitions of, or investments in, businesses or technologies;

  •
  develop new services; or

  •
  respond to competitive pressures.

        Any additional capital raised through the sale of equity will dilute your ownership percentage in our stock. Furthermore, we cannot assure you that any additional financing we may need will be available on terms favorable to us, or at all. In such case, our business results would suffer.

Risks Particular to the Acquisition of Vertecon

We may have difficulty integrating the business of Vertecon into our existing operations.

        Our recent acquisition of Vertecon involves the integration into Perficient of a company that has previously operated independently, with a focus on different geographical markets and software products utilizing different personnel. We cannot assure you that we will be able to integrate the operations of Vertecon without encountering difficulties or experiencing the loss of key Vertecon employees, customers or suppliers, or that the benefits expected from such integration will be realized. In addition, we cannot assure you that the management teams of Perficient and Vertecon will be able to satisfactorily work with one another.

Former Vertecon stockholders may be able to influence us significantly.

        The substantial ownership of our common stock by Vertecon's current stockholders after the Vertecon Merger provides them with the ability to exercise substantial influence in the election of directors and other matters submitted for approval by Perficient's stockholders. Former Vertecon stockholders town approximately 19% of the outstanding shares of Perficient. This concentration of ownership of our common stock may make it difficult for other Perficient stockholders to successfully approve or defeat matters which may be submitted for action by our stockholders. It may also have the effect of delaying, deterring or preventing a change in control of Perficient without the consent of the Vertecon stockholders.

We may lose rights under contracts with customers and other third parties as a result of the Vertecon merger.

        Perficient and Vertecon each have contracts with suppliers, customers, licensors, licensees and other business partners. The Vertecon merger may trigger requirements under some of these contracts to obtain the consent, waiver or approval of the other parties. If we cannot do so, we may lose some of these contracts or have to renegotiate the contracts on terms that may be less favorable. In addition, many of these contracts are for a short term or can be terminated following a short notice period. A loss of any of these contracts would reduce our revenues and may, in the case of some contracts, affect rights that are important to the operation of our business.

Inability of Perficient to satisfy Vertecon's liabilities and absorb Vertecon's net working capital deficit.

        As of December 31, 2001, Vertecon had current liabilities in excess of its current assets. The absorption of this net working capital deficit by Perficient as a result of the Vertecon merger, as well as associated transaction costs of $350,000 could strain Perficient's capital resources. As of December 31, 2001, Perficient has loaned Vertecon approximately $600,000 in order to fund its operations, and loaned an additional $200,000 to Vertecon through the April 26, 2002 acquisition consummation date. We believe that this loan, combined with Vertecon's operating cash flow should be sufficient to provide for Vertecon's working capital requirements through closing. We anticipate that our existing asset backed $6 million Line of Credit and available cash following the closing of the Vertecon merger will provide ample financing to cover the transaction costs, absorb the working capital deficit, and provide working capital for the combined company going forward.

Inability of Perficient and Vertecon to successfully close Vertecon's pipeline of new business.

        The success of Vertecon's business model relies on the continuing sale of its services to both new and existing customers. While Vertecon's existing backlog of customer contracts and pipeline of business prospects appears to be consistent with historical levels, there can be no guarantee that Perficient will be as successful in closing new business as Vertecon has been in the past. Any failure by Perficient to close business at historical rates could have a significant impact on revenues and lead to significant losses.

Risks Particular to the Acquisition of Javelin

We may have difficulty integrating the business of Javelin into our existing operations.

        Our recent acquisition of Javelin involves the integration into Perficient of a company that has previously operated independently, with focuses on different geographical markets and software products utilizing different personnel. We cannot assure you that we will be able to integrate the operations of Javelin without encountering difficulties or experiencing the loss of key Javelin employees, customers or suppliers, or that the benefits expected from such integration will be realized. In addition, we cannot assure you that the management teams of Perficient and Javelin will be able to satisfactorily work with one another.

Former Javelin stockholders may be able to influence us significantly.

        The substantial ownership of our common stock by Javelin's former stockholders provides them with the ability to exercise substantial influence in the election of directors and other matters submitted for approval by Perficient's stockholders. Former Javelin' stockholders town approximately 21% of the outstanding shares of Perficient. This concentration of ownership of our common stock may make it difficult for other Perficient stockholders to successfully approve or defeat matters which may be submitted for action by our stockholders. It may also have the effect of delaying, deterring or preventing a change in control of Perficient without the consent of the Javelin stockholders.

We may lose rights under contracts with customers and other third parties as a result of the Javelin Merger.

        Perficient and Javelin each have contracts with suppliers, customers, licensors, licensees and other business partners. The Javelin merger may trigger requirements under some of these contracts to obtain the consent, waiver or approval of the other parties. If we cannot do so, we may lose some of these contracts or have to renegotiate the contracts on terms that may be less favorable. In addition, many of these contracts are for a short term or can be terminated following a short notice period. A loss of any of these contracts would reduce our revenues and may, in the case of some contracts, affect rights that are important to the operation of our business.

Inability of Perficient and Javelin to successfully close Javelin's pipeline of new business.

        The success of Javelin's business model relies on the continuing sale of its services to both new and existing customers. While Javelin's existing backlog of customer contracts and pipeline of business prospects appears consistent with historical levels, there can be no guarantee that Perficient will be as successful in closing new business as Javelin has been in the past. Any failure by Perficient to close business at historical rates could have a significant impact on revenues and lead to significant losses.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

        Some of the statements contained in or considered a part of this prospectus discuss future expectations, contain projections of results of operations or financial condition or state other forward-looking information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The "forward-looking" information is based on various factors and was derived using numerous assumptions. In some cases, you can identify these so-called forward-looking statements by words like "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. You should be aware that those statements only reflect our predictions. Actual events or results may differ substantially. Important factors that could cause our actual results to be materially different from the forward-looking statements are disclosed under the heading "Risks Factors" in this Prospectus. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this Prospectus to conform such statements to actual results.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of common stock by the Selling Stockholders. The principal reason for this offering is to allow for the resale of the shares issuable to the Selling Stockholders that were acquired from us in a private placement of our Series A Convertible Preferred Stock and Warrants. We may receive up to $1,984,000 upon the exercises of the Warrants, which would be used for working capital.

SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

        An aggregate of 2,976,000 shares of our common stock may be offered and sold pursuant to this prospectus by the Selling Stockholders. Of such shares, 1,984,000 are issuable to the Selling Stockholders upon the conversion of Series A Convertible Preferred Stock and 992,000 shares are issuable to the Selling Stockholders upon exercise of the Warrants. We sold the Preferred Stock and the Warrants to the Selling Stockholders in a private placement completed in December 2001.

        In connection with the our private placement of Series A Preferred Stock, we also entered into a Registration Rights Agreement with the investors, pursuant to which we agreed to file a registration statement with the Securities and Exchange Commission within 30 days following the closing of the mergers with Vertecon and Javelin.

        The following table sets forth certain information as of May 24, 2002 regarding the sale by the Selling Stockholders of up to 2,976,000 shares of common stock in this offering.

Selling Stockholder	Beneficial Ownership of Shares of Common Stock Prior to Sale	Shares to be Sold in the Offering	Shares Beneficially Owned After the Offering (2)
Daniel Hilliard	33,000	30,000	3,000
Hilliard Limited Partnership	17,000	15,000	2,000
Daniel Hilliard TTEE Flint Trust Amended 6/19/98 UA DTD 12/20/97 FBO Wallace J Hilliard	175,000	150,000	25,000
Julie A. Maccoux & Neal J. Maccoux JT TEN	23,000	18,000	5,000
Andrew Hilliard	35,000	30,000	5,000
Hilliard Family Foundation Inc.	23,000	18,000	5,000
Daniel Hilliard TTEE Wallace J. Hilliard Irrevocable Trust UA DTD 10/25/99	12,500	7,500	5,000
Paul Hilliard	15,000	15,000	—
Chris Cline	15,000	15,000	—
Richard Chernick	7,500	7,500	—
Frederick Seipp	7,500	7,500	—
Ralph Worthington	150,000	150,000	—
Watershed-Perficient, LLC	937,500	937,500	—
WWC Capital Fund, L.P.	900,000	900,000	—
Samuel J. Fatigato	937,308	75,000	862,308
John T. McDonald	1,091,853	150,000	941,853
Eric Simone	757,666	75,000	682,666
Jalak Investments BV	375,000	375,000	—

(1)
Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the date of this Prospectus are deemed outstanding. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect the shares beneficially owned by them.

(2)
Assumes all of the shares of common stock offered hereby are sold by the Selling Stockholders.

        Messrs. McDonald and Simone are currently employed by us. Mr. McDonald is Chief Executive Officer and a director and Mr. Simone is a vice president. Mr. Fatigato resigned his positions as president, Chief Operating Officer and director effective April 19, 2002. Messrs. Lundeen and Rosenbaum, each investors in Watershed-Perficient, LLC, are directors of Perficient. Messrs. Cromwell and Pickering, investors in WWC Capital Fund, LP, are directors of Perficient. No other Selling Stockholder has held any position or office or had a material relationship with us within the past three years other than as a result of the ownership of our common stock and other securities. The holders of a majority of the Series A Preferred Stock my designate and elect one member of our board of directors or one-half the members of our board of directors in the event that we fail to comply with certain redemption obligations contained in our certificate of incorporation.

        The common stock held by the selling stockholders may be offered and sold from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The selling stockholders will act independently of our company in making decisions with respect to the timing, manner and size of each sale. The shares offered hereby may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the selling stockholders in amounts to be negotiated. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales.

        The selling stockholders may also pledge shares of common stock as collateral for margin accounts and such shares could be resold pursuant to the terms of such accounts. We have been advised by the Selling Stockholders that they have not made any arrangements relating to the distribution of the shares covered by this prospectus.

        We have agreed indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act, or any rules or regulations promulgated thereunder. Additionally, we will pay the expenses, estimated to be approximately $26,000, in connection with this offering, other than transfer taxes, discounts, commissions, fees or expenses of underwriters, selling brokers, dealer managers or similar securities industry professionals relating to the distribution of the common stock, or legal expenses of any person other than our company and the Selling Stockholders.

        In addition, any shares covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

Legal Matters

        Certain legal matters with respect to the validity of the Perficient common stock to be offered by this Prospectus, will be passed upon for Perficient by McCarter & English, LLP.

Experts

        The consolidated financial statements of Perficient, Inc. at December 31, 2001 and 2000 and for the years then ended, incorporated by reference in this prospectus of Perficient, Inc., have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated by reference into this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The financial statements for Primary Webworks, Inc. d/b/a Vertecon, Inc. as of and for the year ended December 31, 2001 have been audited by Wipfli Ullrich Bertelson LLP, independent auditors, and incorporated by reference in this prospectus in reliance upon their report and upon the authority of such firm as experts in accounting and auditing. Their report dated February 8, 2002 contains an explanatory paragraph that states that Vertecon has experienced losses from operations and deficits in cash flows from operating activities, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        The financial statements of Primary Webworks, Inc. d/b/a Vertecon, Inc. as of and for the year ended December 31, 2000 have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent auditors, and upon the authority of such firm as experts in accounting and auditing. Their report dated September 21, 2001 (except for Note 6 which is as of October 4, 2001), contains an explanatory paragraph that states that Vertecon has experienced losses from operations and deficits in cash flows from operating activities, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Primary WebWorks, Inc. d/b/a Vertecon, Inc. has agreed to indemnify and hold KPMG LLP (KPMG) harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG's consent to the inclusion of its audit report on the Company's December 31, 2000 financial statements included in this registration statement.

        The financial statements of Javelin Solutions, Inc. as of and for the years ended December 31, 2001 and 2000 have been audited by Wipfli Ullrich Bertelson LLP, independent auditors, and incorporated by reference in this prospectus in reliance upon their report and upon the authority of such firm as experts in accounting and auditing.

Where You Can Find More Information

        Perficient files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. These SEC filings are available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at "http://www.sec.gov."

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The following documents that we have filed with the Securities and Exchange Commission are incorporated herein by reference:

        (a)  (i) Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001; (ii) Current Report on Form 8-K for the event dated April 26, 2002; (iii) Current Report on Form 8-K for the event dated January 3, 2002; (iv) Definitive Proxy Statement dated March 27, 2002 contained in

Amendment No. 3 to the Registration Statement on Form S-4 (File No. 333-13466 filed March 27, 2002 under the Securities Act of 1933, as amended (the "Securities Act") and (v) Quarterly Report on Form 10QSB for the period ended March 31, 2002.

        (b)  The description of our common stock, $0.001 par value per share, contained in our Amendment No. 3 to the Registration Statement on Form S-4 (File No. 333-73466) filed March 27, 2002 under the Securities Act.

        All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the common stock offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof on the date of filing of such documents.

        We will furnish without charge to each person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, except for the exhibits to such documents. Requests should be directed to Mr. Matthew Clark, Perficient, Inc., 7600-B North Capital of Texas Highway, Suite 340, Austin, Texas, 78731, Telephone No. (512) 531-6000.

PART II
Information Not Required in Prospectus

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        Expenses payable in connection with the issuance and distribution of the securities being registered (estimated except in the case of the registration fee) are as follows:

Registration fee	$348
Printing	3,500
Legal fees and expenses	10,000
Accounting fees and expenses	10,000
Transfer Agents and Registrars Fees	2,500

Total	$26,348

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law provides, in effect, that we may, and in certain cases must, indemnify any person made a party to any action by reason of the fact that he is or was one of our directors, officers, employees or agents against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys' fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to us, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

        Article 6 of our certificate of incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

        Article 11 of our bylaws provide that we shall indemnify, to the fullest extent permitted by Delaware law, any and all of our directors and officers, or former directors and officers, or any person who may have served at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

        We have entered into Indemnity Agreements with each of our directors and officers. Under these agreements, we are obligated, to the extent permitted by Delaware Law, to indemnify such directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they served as directors or officers or assumed certain responsibilities at our direction. We have purchased directors and officers liability insurance in order to limit our exposure to liability for indemnification of directors and officers.

ITEM 16. EXHIBITS.

Exhibit Number	Description
2.1##
Agreement and Plan of Merger, dated as of September 30, 2001, by and among Perficient, Inc., Perficient Vertecon, Inc., Primary Webworks, Inc. d/b/a Vertecon, Inc., and certain shareholders of Vertecon, Inc.
2.2##	Agreement and Plan of Merger, dated as of October 26, 2001, by and among Perficient, Inc., Perficient Javelin, Inc., Javelin Solutions, Inc. and the shareholders of Javelin Solutions, Inc.
3.1+	Certificate of Incorporation of Perficient, Inc.
3.2+	Bylaws of Perficient Inc.
4.1+	Specimen Certificate for shares of common stock.
4.2+	Warrant granted to Gilford Securities Incorporated.
4.3+++	Certificate of Designation, Rights and Preferences of Series A Preferred Stock.
4.4+++	Form of Common Stock Purchase Warrant.
5.1###	Opinion of McCarter & English LLP.
10.1**	1999 Stock Option/Stock Issuance Plan, including all amendments thereto.
10.2##	Employment Agreement between the Company and John T. McDonald.
10.3+	Form of Indemnity Agreement between Perficient and its directors and officers.
10.4+	Contractor Service Agreement, dated December 31, 1998, between Registrant and Vignette Corporation.
10.5*	Agreement and Plan of Merger, dated as of December 10, 1999, by and among the Registrant, Perficient Acquisition Corp., LoreData, Inc. and John Gillespie (including amendments thereto).
10.6**	Agreement and Plan of Merger, dated as of February 16, 2000 by and among the Registrant, Perficient Compete, Inc., Compete Inc., and the Shareholders of Compete, Inc.
10.7***	Registration Rights Agreement, dated as of January 3, 2000 between Perficient and John Gillespie.
10.8***	Form of Registration Rights Agreement between Perficient and certain purchasers of common stock.
10.9***	Subcontract Agreement, dated as of November 4, 1999 between Perficient and Plumtree, Inc.
10.10++	Lease by and between HUB Properties Trust and Perficient.
10.11#	Agreement dated October 10, 2000 between Perficient and International Business Machines, Inc.
10.12##	Employment Agreement of Sam J. Fatigato.
10.13##	Employment Agreement with Jeffrey Davis.

10.14##	Employment Agreement with Dale Klein.
10.15##	Form of Voting Agreement regarding Vertecon Stock Issuance.
10.16##	Form of Voting Agreement regarding Javelin Stock Issuance.
10.17##	Form of Voting Agreement regarding Series A Preferred Stock and Warrants.
10.18+++	Convertible Stock Purchase Agreement, dated as of December 21, 2001 by and among Perficient and the Investors listed on Schedule 1 thereto.
21.1##	Subsidiaries.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of KPMG LLP.
23.3	Consent of Wipfli Ullrich Bertelson LLP.
23.4	Consent of Wipfli Ullrich Bertelson LLP.
23.5###	Consent of McCarter & English LLP.

+
Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Registration Statement on Form SB-2 (File No. 333-78337) declared effective on July 28, 1999 by the Securities and Exchange Commission and incorporated herein by reference.
++
Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Registration Statement on Form SB-2 (File No. 333-35948) declared effective on July 6, 2000 by the Securities and Exchange Commission and incorporated herein by reference.
+++	Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Current Report on Form 8-K filed on January 17, 2002 and incorporated herein by reference.
*	Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Current Report on Form 8-K filed on January 14, 2000 and incorporated herein by reference.
**	Previously filed with the Securities and Exchange Commission as an Appendix to the Company's Proxy Statement filed on April 7, 2000 and incorporated herein by reference.
***	Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Annual Report on Form 10-KSB filed on March 30, 2000 and incorporated herein by reference.
#	Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Annual Report on Form 10-KSB filed on April 2, 2001 and incorporated herein by reference.
##	Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Registration Statement on Form S-4 (File No. 333-73466) incorporated herein by reference.
###	To be filed by amendment.

ITEM 17. UNDERTAKINGS.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The registrant hereby undertakes:

        (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (a)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (b)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (c)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement.

        (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment described in the preceding paragraph immediately shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)  That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Securities and Exchange Commission declared it effective.

        (5)  That for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement for the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on May 23, 2002.

PERFICIENT, INC.
By:	/s/ JOHN T. MCDONALD John T. McDonald Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below hereby constitutes and appoints John T. McDonald and Matthew Clark, or either of them, as such person's true and lawful attorney-in-fact and agent with full power of substitution for such person and in such person's name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission, any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute therefore, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ JOHN T. MCDONALD John T. McDonald	Chief Executive Officer and Chairman of the Board of Directors (principle executive officer)	May 23, 2002
/s/ MATTHEW CLARK Matthew Clark	Chief Financial Officer and Vice President (principal financial and accounting officer)	May 23, 2002
/s/ DAVID S. LUNDEEN David S. Lundeen	Director	May 23, 2002
/s/ DR. W. FRANK KING Dr. W. Frank King	Director	May 23, 2002
/s/ PHILIP J. ROSENBAUM Philip J. Rosenbaum	Director	May 13, 2002

/s/ STEVEN G. PAPERMASTER Steven G. Papermaster	Director	May 23, 2002
/s/ ROBERT PICKERING, JR. Robert Pickering, Jr.	Director	May 15, 2002
/s/ MICHAEL CROMWELL Michael Cromwell	Director	May 15, 2002

        No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by our company, the selling stockholders or any underwriter. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy and security other than the common stock offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any security by any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, imply that the information in this prospectus is correct as of any time subsequent to the date of this prospectus.

2,976,000 Shares
of Common Stock

Perficient, Inc.

PROSPECTUS

May     , 2002

INDEX TO EXHIBITS

Exhibit Number	Description
2.1##	Agreement and Plan of Merger, dated as of September 30, 2001, by and among Perficient, Inc., Perficient Vertecon, Inc., Primary Webworks, Inc. d/b/a Vertecon, Inc., and certain shareholders of Vertecon, Inc.
2.2##	Agreement and Plan of Merger, dated as of October 26, 2001, by and among Perficient, Inc., Perficient Javelin, Inc., Javelin Solutions, Inc. and the shareholders of Javelin Solutions, Inc.
3.1+	Certificate of Incorporation of Perficient, Inc.
3.2+	Bylaws of Perficient Inc.
4.1+	Specimen Certificate for shares of common stock.
4.2+	Warrant granted to Gilford Securities Incorporated.
4.3+++	Certificate of Designation, Rights and Preferences of Series A Preferred Stock.
4.4+++	Form of Common Stock Purchase Warrant.
5.1###	Opinion of McCarter & English LLP.
10.1**	1999 Stock Option/Stock Issuance Plan, including all amendments thereto.
10.2##	Employment Agreement between the Company and John T. McDonald.
10.3+	Form of Indemnity Agreement between Perficient and its directors and officers.
10.4+	Contractor Service Agreement, dated December 31, 1998, between Registrant and Vignette Corporation.
10.5*	Agreement and Plan of Merger, dated as of December 10, 1999, by and among the Registrant, Perficient Acquisition Corp., LoreData, Inc. and John Gillespie (including amendments thereto).
10.6**	Agreement and Plan of Merger, dated as of February 16, 2000 by and among the Registrant, Perficient Compete, Inc., Compete Inc., and the Shareholders of Compete, Inc.
10.7***	Registration Rights Agreement, dated as of January 3, 2000 between Perficient and John Gillespie.
10.8***	Form of Registration Rights Agreement between Perficient and certain purchasers of common stock.
10.9***	Subcontract Agreement, dated as of November 4, 1999 between Perficient and Plumtree, Inc.
10.10++	Lease by and between HUB Properties Trust and Perficient.
10.11#	Agreement dated October 10, 2000 between Perficient and International Business Machines, Inc.
10.12##	Employment Agreement of Sam J. Fatigato.
10.13##	Employment Agreement with Jeffrey Davis.
10.14##	Employment Agreement with Dale Klein.
10.15##	Form of Voting Agreement regarding Vertecon Stock Issuance.
10.16##	Form of Voting Agreement regarding Javelin Stock Issuance.
10.17##	Form of Voting Agreement regarding Series A Preferred Stock and Warrants.
10.18+++	Convertible Stock Purchase Agreement, dated as of December 21, 2001 by and among Perficient and the Investors listed on Schedule 1 thereto.
21.1##	Subsidiaries.
23.1	Consent of Ernst & Young LLP.

23.2	Consent of KPMG LLP.
23.3	Consent of Wipfli Ullrich Bertelson LLP.
23.4	Consent of Wipfli Ullrich Bertelson LLP.
23.5###	Consent of McCarter & English LLP.

+	Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Registration Statement on Form SB-2 (File No. 333-78337) declared effective on July 28, 1999 by the Securities and Exchange Commission and incorporated herein by reference.
++	Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Registration Statement on Form SB-2 (File No. 333-35948) declared effective on July 6, 2000 by the Securities and Exchange Commission and incorporated herein by reference.
+++	Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Current Report on Form 8-K filed on January 17, 2002 and incorporated herein by reference.
*	Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Current Report on Form 8-K filed on January 14, 2000 and incorporated herein by reference.
**	Previously filed with the Securities and Exchange Commission as an Appendix to the Company's Proxy Statement filed on April 7, 2000 and incorporated herein by reference.
***	Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Annual Report on Form 10-KSB filed on March 30, 2000 and incorporated herein by reference.
#	Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Annual Report on Form 10-KSB filed on April 2, 2001 and incorporated herein by reference.
##	Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Registration Statement on Form S-4 (File No. 333-73466) incorporated herein by reference.
###	To be filed by amendment.

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PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED MAY 24, 2002 PERFICIENT, INC. 2,976,000 SHARES OF COMMON STOCK
SUMMARY
PERFICIENT
RECENT DEVELOPMENTS
THE OFFERING
SUMMARY FINANCIAL INFORMATION
Our Offices
Trademarks
RISK FACTORS
  Concentration of Credit Risk—IBM represented 31% of our accounts receivable as of December 31, 2001
  IBM may terminate its agreement with us or reduce substantially its obligations to use our services.
  Our customers may not be obligated to use our services.
  Our quarterly operating results will be volatile and may cause our stock price to fluctuate.
  Our gross margins are subject to fluctuations as a result of variances in utilization rates.
  We may not grow, or we may be unable to manage our growth.
  Our operations in Europe expose us to certain risks related to international operations.
  We face risks associated with finding and integrating acquisitions.
  The Internet services market demand is subject to uncertainty.
  Our market is highly competitive and has low barriers to entry.
  Former Vertecon stockholders may be able to influence us significantly.
  Former Javelin stockholders may be able to influence us significantly.
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION
  Legal Matters
  Experts
  Where You Can Find More Information
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
PART II Information Not Required in Prospectus
  ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
  ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 16. EXHIBITS.
  ITEM 17. UNDERTAKINGS.
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS